Exhibit 10.14

October 27, 2016

Robert Murphy

Dear Robert,

Snap Inc. (the “Company”) is pleased to confirm the terms of your full-time exempt employment as Chief Technology Officer on the following terms:

You will receive an annual salary of $250,000, which will be paid bi-weekly, less applicable payroll deductions and tax withholdings.

In addition, employees qualify for a range of benefits. The Company may change compensation and benefits at its discretion.

In your work for the Company, we do not want you to use or disclose any confidential, proprietary, or trade-secret information of any former employer or other person to whom you owe an obligation of confidentiality. Likewise, as an employee of the Company, you may learn about confidential, proprietary, or trade-secret information related to the Company and its clients that you must not share with anyone outside the Company.

As a Snap Inc. employee, you will be expected to follow Company policies and acknowledge in writing that you have read our Employee Handbook. With the exception of the “employment at-will” policy discussed below, the Company may modify or eliminate its policies at its discretion.

Your employment with the Company is at-will. This means that you may terminate your employment with the Company at any time and for any reason simply by notifying us. Likewise, the Company may terminate your employment at any time and for any reason with no advance notice. Your employment at-will status can be modified only in a written agreement signed by you and the Chief Executive Officer.

By signing this letter, you reaffirm the terms and conditions of the Confidential Information and Inventions Assignment Agreement, which you signed when you joined the Company.

This letter (together with the agreements referenced) is the complete and exclusive statement of all the terms and conditions of your employment with the Company, and supersedes any prior agreements or representations with regard to your employment. It is entered into without reliance on any promise or representation other than those expressly contained in this letter, and (except for changes reserved to the Company’s discretion) cannot be modified or amended except in a writing signed by you and a duly authorized member of the Board. This letter is governed by the laws of California without regard to its conflict-of-laws provisions.

Sincerely,

/s/ Evan Spiegel
Evan Spiegel, Chief Executive Officer

Accepted and agreed:

/s/ Robert Murphy
Robert Murphy

October 28, 2016
Date